Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Safari Holding Corporation, a Delaware corporation (hereinafter the “Company”), and Robert McKay (the “Executive”).

WHEREAS, the Company intends to engage in the institutions pharmacy business as PharMerica Corporation;

WHEREAS, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation and Succession Planning Committee of the Board (the “Committee”), has determined that it is in the best interests of the Company and its shareholders to employ the Executive, as the Senior Vice President of Sales and Marketing of the Company (and Executive shall for all purposes be deemed a “Senior Executive” of Company), and the Executive desires to serve in that capacity, effective as of the date of this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company shall employ the Executive, either directly or through a Subsidiary, and the Executive shall serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning on the earlier of the first day of business operations of the Company as PharMerica Corporation (“Closing”) or July 31, 2007 (the “Employment Date”) and shall continue through the end of the Term. The Term shall commence on the Employment Date and shall end on December 31, 2011; provided, however, that the Term shall thereafter be automatically extended for unlimited one-year periods unless, at least 120 days before the then scheduled expiration Term, Executive shall notify the Company or the Company shall notify Executive that the Term shall not so extend. Notwithstanding the foregoing, the Term may be earlier terminated in accordance with the provisions of Section 4 below.

2. Position and Duties.

(a) During the Employment Period, the Executive shall be employed as the Senior Vice President of Sales and Marketing of the Company, subject to such changes in title as may be proposed by the Board or the Chief Executive Officer and consented to by the Executive. The Executive shall report to the Chief Executive Officer of the Company and shall perform such duties for the Company as are related typically to the office of Senior Vice President of Sales and Marketing, in the manner reasonably directed by the Chief Executive Officer of the Company, in his reasonable discretion.

(b) During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive’s direct supervisor, which approval will not be unreasonably withheld or delayed, and that do not significantly interfere with the performance of the Executive’s responsibilities to the Company or violate the provisions of Section 8, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.

(c) Executive’s principal place of employment and Executive’s office shall be at the Company’s headquarters in Louisville, Kentucky.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual Base Salary of $250,000, payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be reviewed annually by the Committee and/or the Chief Executive Officer of the Company, in accordance with the Company’s standard practices for executives generally, and may be increased, but not decreased, as determined by the Committee, in its sole discretion, or by any person or persons to whom the Committee has delegated such authority.

(a) Annual Bonus and Incentive Plans; Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all short-term and long-term incentive programs established and/or maintained by the Company for Senior Executives as determined by the Compensation Committee of the Board (“Compensation Committee”) (and without limiting the generality of the foregoing the Executive shall participate in the Annual Incentive Plan with a target of 50% of Base Salary and a maximum bonus of 125% of target as described in the offer letter of June 6, 2007; the bonus for 2007 being pro-rated), such participation to be on a basis no less favorable to Executive than to other Senior Executives of Company; (ii) the Executive shall receive for 2008 a bonus representing at least fifty percent (50%) of his Base Salary; (iii) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (iv) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to at least the same extent as, and on terms no less favorable than, other Senior Executives of the Company; and (v) the Executive shall be entitled to, and the Company shall provide the Executive with 4 weeks of paid vacation during each calendar year pursuant to the Company’s vacation policy.

(b) Expenses. During the Employment Period, the Executive shall be entitled to receive advancement or prompt reimbursement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(c) Signing Bonus. As soon as practical after the execution of this Agreement Executive will be paid a one-time cash bonus of $75,000.

(d) Relocation Expenses. Company will pay all reasonable and customary relocation expenses incurred by Executive in connection with Executive’s relocation from Rhode Island to the Louisville area. Such reimbursed expenses will include packing and moving of the Executive’s and his family’s personal items. Company will pay all reasonable costs for travel, food and for up to ten weeks of temporary accommodations for Executive until he relocates to Louisville, Kentucky on or before August 1, 2008. Company will provide Executive with a full gross-up for applicable taxes, if any, payable in connection with the payment of such temporary living and relocation expenses.

(e) Founder’s Grant.

(1) Stock Options.

(i) Effective on the fifth trading day following the Closing (the “Grant Date”) the Company will grant to the Executive Founder’s Grant of stock options having a value of $487,500. Value of options to be based on Black-Scholes option pricing model in effect at the time as approved by the Compensation Committee.

(ii) Other Terms and Conditions. The award agreement governing the non-qualified stock option grant referenced in Section 3(g)(1)(i) shall include the following terms and conditions.

A. Vesting. The option shall vest, and become exercisable, with respect to 25% of the securities subject to it on each of the first, second, third and fourth anniversary of the grant of the stock options but in each case no later than August 31 in each of 2008, 2009, 2010 and 2011 (and thus be fully vested, and fully exercisable, no later than August 31, 2011), subject to Executive’s continued employment with the Company on the applicable vesting date and to the other provisions of this Employment Agreement.

B. Exercise. Executive may exercise the option, in whole or in part and to the extent it is then exercisable, by making payment of the aggregate option exercise price for the portion of the option being exercised, and of any associated withholding tax obligations, in any of the following manners: (1) in cash (including by wire transfer or by a personal check backed by sufficient funds); (2) by surrendering or attesting to ownership of vested and nonforfeitable securities of the class then subject to the option with an aggregate Fair Market Value on the date of exercise equal to total amount owed; (3) by electing to receive securities of the class then subject to the option having a Fair Market Value, as of the date of exercise, equal to the excess, if any, of (x) the Fair Market Value on the date of exercise of the securities subject to exercise over (y) the sum of the aggregate option exercise price, and the applicable tax withholding amounts, for such exercise; (4) in any other manner previously approved by the Board or the Committee; or (5) through any combination of the foregoing. Securities purchased by Executive, by exercising the option, shall be delivered to Executive as promptly as reasonably practicable after the exercise.

(C) The term of the option shall be 7 years from the Grant Date.

2. Restricted Stock. Effective immediately after the Closing, Company will grant to Executive a number of restricted shares of Common Stock having a value of $162,500. The value of the shares shall be based on the closing price per share on the Commencement Date, as reported on the Eastern Edition of The Wall Street Journal. The award agreement shall include the following terms and conditions.

(A) Vesting. The restricted shares will vest, and accordingly become non-forfeitable, on the third anniversary of the date of grant of the restricted shares but no later than August 31, 2010, subject to Executive’s continued employment with the Company on such vesting date. The Shares will carry cash dividend rights prior to vesting to the extent cash dividends or securities of the same class are paid, or declared, prior to vesting.

(B) Share Withholding. To the extent permitted by law, upon any vesting of securities then subject to the grant, Executive may satisfy any associated tax without obligation in any of the manners provided in 3(g)(1)(ii) above.

3. At all times following any vesting of Executive stock option or restricted share awards, the securities that are the subject of the vested portions of the awards: will be registered with the Securities and Exchange Commission; listed for trading on the principal stock exchange on which securities of the class subject to the award are then listed (if any); and will be free from contractual restrictions on sale, subject to the Company’s trading policies for executive officers of the Company.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or upon sixty days written notice from the Company upon Executive’s long term Disability during the Employment Period. “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan, policy or arrangement.

(b) By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause. “Cause” means

(i) the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company, which demand identifies in reasonable detail the manner in which it is believed that the Executive has not substantially performed his duties;

(ii) the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 8 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company;

(iii) Executive’s conviction or pleading guilty or entering a plea of nolo contendre to a felony (including, without limitation, any felony constituting a crime of moral turpitude); or

(iv) material breach by the Executive of the Executive’s obligations under this Agreement

(v) failure of Executive to relocate to a residence within 50 miles of Louisville, Kentucky by August 1, 2008.

(c) By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. “Good Reason” means:

(i) any reduction in the Executive’s Base Salary, incentive bonus opportunity or long-term incentive opportunity; or

(ii) material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

(iii) Any material diminution in Executive’s authority or assignment to Executive of duties that materially impair his ability to perform his duties in effect at that time.

(iv) Relocation of the Company’s principal office or Executive’s principal place of employment, to a location more than 50 miles from Louisville, Kentucky.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after Executive has knowledge of the event, or last in a series of events, that gives rise to Good Reason. The Company shall have 20 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 60th business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 20-day period. A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

(d) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the date of notice to Executive that the Company is terminating his employment hereunder because of the Executive’s Disability, the date the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination.

2. Obligations of the Company upon Termination.

(a) By the Company Other Than for Cause; or By the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(1) the Executive shall be entitled to (i) continued payment for eighteen months after the Date of Termination of the Executive’s then current base salary (as in effect on the Date of Termination), and (ii) a bonus equal to the average of the annual bonuses earned by the Executive over the three complete years (or if less than three years, the average bonus earned during such shorter period) preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination) to be paid on the first business day at the conclusion of the eighteen month period after the Date of Termination; and

(2) for the eighteen month period following the Date of Termination, the Executive will receive waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive, his spouse and eligible dependents (to the extent covered on the Date of Termination) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such eighteen month period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage. The obligations of the Company to provide benefits under this Section 5(a)(2) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the eighteen month period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits.

(3) Each stock option and restricted stock shall, to the extent it would have become vested on or before the third anniversary of the Date of Termination if Executive remained employed by the Company on such anniversary, be fully vested as of the Date of Termination and, in the case of stock options shall be, and remain, fully exercisable until the second anniversary of the Date of Termination.

In addition, the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program. The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination (or, in the case of the pro-rated Annual Bonus Amount, at the time such bonus would otherwise be paid), the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall include but not be limited to, (W) the Executive’s base salary through the Date of Termination that has not yet been paid (X) an amount representing a 100% target bonus for the Executive’s salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Annual Bonus Amount”), (Y) any accrued but unpaid vacation pay, and (Z) similar unpaid items that have accrued and as to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses; provided, however, that the Company’s obligation to make any payments, or cause any payments to be made, under this paragraph (a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit).

If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) and Income Tax Regulations under Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive, without interest, in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive shall also become vested in any outstanding options, restricted stock or other equity incentive awards. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(c) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the

Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive’s base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(d) Occurrence of a Change of Control. If there is a Change of Control, as defined in Section 5(d)(i) below, during the Term, the provisions of this Section 5(d) shall apply and shall continue to apply throughout the remainder of Employment Period. Upon a Change of Control the Executive shall immediately become vested in any outstanding options, restricted stock, or other equity incentive award. If after a Change in Control the Executive’s employment is terminated without cause (in accordance with Section 5(a) above) or the Executive shall terminate his employment as the result of one or more of the events identified in Section 5(d)(ii), the Company shall immediately pay to the Executive (or the Executive’s estate, if applicable) the payments described under Section 5(a); provided that the Company’s obligation to make any payment, or to permit any vesting of outstanding options, restricted stock, or other equity incentive award as described above, shall be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1.

(i) Change of Control shall mean the occurrence of one or more of the following events:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(B) persons who, as of the Effective Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 5(d), be considered a member of the Incumbent Board; or

(C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) The events referred to in Section 5(d) above shall be as follows:

A.	a reduction of the Executive’s base salary; or

B.	a significant change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s responsibilities and/or duties before the Change of Control, a demotion; or

C.	a material loss of title or office; or

D.	the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 5(d)(ii) and shall not be entitled to compensation pursuant to Section 5(d) unless the Company fails to cure within a reasonable period; and

(iii) It is the intention of the Executive and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits shall be nondeductible for federal income tax purposes to the Company by reason of the operation of Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8. Confidential Information; Non-solicitation; Non-competition.

(a) The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company or as may be required by the lawful order of a Court or agency of competent jurisdiction or an investigation demand for a governmental agency. The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.

(b) The Executive acknowledges that the Company is generally engaged in business throughout the United States. During the Executive’s employment by the Company and for twenty four months after the Date of Termination or the expiration of the final Employment Period (so long as Company is in compliance with its obligations to be performed after the termination of Executive’s employment by Company), the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is engaged in hospital and long term care institutional pharmacy services as of the Date of Termination or expiration of the final Employment Period, as applicable, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. During such twenty four month period, Executive also agrees to make himself available to the Company for consulting at a per diem rate that reflects his annual salary as in an effect prior to his termination of employment (plus reimbursement of Executive’s reasonable expenses) provided the consulting does not have an adverse impact on the Executive’s ability to perform his job duties with a new employer.

(c) The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 8 knowingly induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.

(d) The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 8, (i) solicit or otherwise accept business from any client or customer of the Company or any prospective client or customer of the Company (ii) cause a client or customer, or any prospective client or customer of the Company (if prior to the date of termination Employee knows that Company was soliciting such prospective client or customer), to terminate or otherwise modify adversely its business relationship with the Company.

(e) The Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

(f) The Executive further acknowledges and agrees that a breach of the restrictions in this Section 8 will not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company. In the event that the provisions of this Section 9 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.

(g) To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the Executive agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Kentucky, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Fayette County, Kentucky; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(h) For purposes of this Section 8, the term “Company” shall be deemed to include subsidiaries and affiliates of the Company prior to a Change of Control. The Executive agrees that during his employment he shall not disclose to the Company any confidential or proprietary information obtained in the course of employment with a prior employer.

9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Lexington, Kentucky in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10. Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kentucky, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) If a claim or action at law or in equity is commenced to enforce or interpret the terms of this Agreement, including any claim or action pursuant to Section 8, and such claim or action is determined by the presiding fact-finder to be unreasonable, the prevailing party shall be entitled to recover, in addition to any other relief, all attorney’s fees incurred by such prevailing party.

(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address on file with the Company.

If to the Company:

PharMerica Corporation

1901 Campus Place

Louisville, KY 40299

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 11. Notices and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A will be achieved.

(h) Company will pay or reimburse Executive fifty percent (50%) for any legal fees and costs reasonably incurred in connection with entering into and documenting the arrangements contemplated hereby up to a maximum of $5,000.

(i) The Company shall, to the fullest extent permitted by law, indemnify and hold Executive harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by Executive in connection with his employment with, or services for, the Company, or action by Executive’s current employer arising out of the hiring or employment of Executive by the Company, such indemnification to include, without limitation, the payment of attorneys fees and other expenses reasonably incurred by Executive in connection with defending, or otherwise resolving, any claim based on any such act or omission. Executive shall be covered under any officers’ liability insurance policies maintained by or for officers of the Company on no less favorable a basis than that applying to any of the Company’s officers in general. Executive’s coverage under such polices shall continue during the term, and for not less than six years thereafter, at the highest level then in effect for any other present or former officer of the Company.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

12. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6,8, 9 and 12.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

SAFARI HOLDING CORPORATION

By:	/s/ Gregory S. Weishar
Name:	Gregory S. Weishar
Title:	Chief Executive Officer

EXECUTIVE

/s/ Robert McKay
Robert McKay

EXHIBIT 1

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of             ,             , by and between PharMerica Corporation (the “Company”) and Robert McKay (the “Executive”).

WHEREAS, Executive formerly was employed as             ;

WHEREAS, Executive and Company entered into an Employment Agreement, dated                  ,             , (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                  ,              (the “Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Kentucky Civil Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort; provided, however, that this Release of Claims shall not apply to any entitlements arising under, or preserved by, Section 5 of the Employment Agreement and provided, further, that this Release of Claims shall not apply to any claims Executive may have as a holder of securities of the Company so long as Executive is not the moving, initiating or lead party or that are based on criminal acts by any of the releases.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c) Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce the Agreement, (ii) claims for indemnification under the Company’s By-Laws, or (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company.

2. In consideration of the Company’s agreements as set forth in Paragraph 5 herein, Executive agrees to be bound by the terms of Section 9 of the Employment Agreement.

3. Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that none of its officers, directors, employees, agents or representatives will disparage or subvert the Executive, or make any statement reflecting negatively on the Executive, including, but not limited to, any matters relating to the Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for Executive’s agreement as set forth herein, the Company agrees that the Company shall provide the following:

(a) The severance benefits described in section 5(a) of the Employment Agreement; and

(b) The Company will maintain, for no less than 6 years following the Date of Resignation, directors’ and officers’ liability insurance covering the Executive’s potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement.

8. Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s General Counsel or Human Resources Director; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this      day of             ,             .

Witness:
Robert McKay

PHARMERICA CORPORATION

By:	Witness:
Name:
Title: